Herc Holdings Reports 2020 Fourth Quarter and Full Year 2020 Results and Announces Full Year Guidance for 2021

–Equipment rental revenue was $427.3 million in the fourth quarter and $1,543.7 million for the full year
–Total revenues were $520.4 million in the fourth quarter and $1,781.3 million for the full year
–Net income was $35.5 million, or $1.19 per diluted share in the fourth quarter, and $73.7 million, or $2.51 for the full year
–Adjusted EBITDA was $195.6 million in the fourth quarter and $689.4 million for the full year
–Free cash flow increased to $424.5 million for the full year
–The Company announced full year 2021 guidance ranges of $730 million to $760 million for adjusted EBITDA and $400 million to $450 million for net rental equipment capital expenditures

Bonita Springs, Fla., February 18, 2021 -- Herc Holdings Inc. (NYSE: HRI) ("Herc Holdings" or the "Company") today reported financial results for the quarter ended December 31, 2020. Equipment rental revenue was $427.3 million and total revenues were $520.4 million in the fourth quarter of 2020, compared to $457.0 million and $540.1 million, respectively, for the same period last year. The Company reported net income of $35.5 million, or $1.19 per diluted share, in the fourth quarter of 2020, compared to $35.1 million, or $1.20 per diluted share, in the same 2019 period. Fourth quarter 2020 adjusted net income was $40.2 million, or $1.35 per diluted share, compared to $38.9 million, or $1.33 per diluted share, in 2019. See page A-5 for the adjusted net income and adjusted earnings per share calculations.
"We exceeded our expectations for the fourth quarter and have good momentum going into 2021," said Larry Silber, president and CEO. "During the year, we adjusted fleet to respond to the declines in volume related to the impact of COVID-19 on our customers and focused on controlling costs. The quick implementation of those initiatives led to our improved adjusted EBITDA margin and excellent free cash flow for the full year. Our commitment to customer service and consistent implementation of a strategy to diversify our customer and industry base continues to demonstrate the strength of our business model."
2020 Fourth Quarter Highlights

•Equipment rental revenue was $427.3 million compared to $457.0 million in the prior-year period. The COVID-19 business slowdown continued to impact volume and pricing.

•Total revenues were $520.4 million compared to $540.1 million in the prior-year period. The year-over-year decline of $19.7 million was related primarily to lower equipment rental revenue of $29.7 million, offset by an increase in sales of rental equipment of $10.8 million.

•Pricing declined 0.8% compared to the same period in 2019.

•Dollar utilization increased to 40.6% compared to 40.5% in the prior-year period and increased 300 basis points sequentially from the third quarter of 2020.

•Direct operating expenses (DOE) of $185.9 million decreased 5.1% compared to the prior-year period. The $9.9 million decline was primarily related to lower re-rent expense and personnel-related costs.

•Selling, general and administrative expenses (SG&A) declined 5.2% to $69.8 million compared to $73.6 million in the prior-year period. The $3.8 million decline was primarily attributed to reductions in selling and travel expenses.

•Impairment expense was $5.9 million and consisted of the impairment of certain rental equipment and capitalized software related to financial systems that was replaced during the fourth quarter of 2020.

•Interest expense decreased to $22.5 million compared to $27.1 million in the prior-year period. The decrease was primarily related to both lower interest rates and balances of the Company's ABL Credit Facility in 2020.

•The income tax provision was $9.5 million compared with $18.1 million for the prior-year period.

•The Company reported net income of $35.5 million compared to $35.1 million in the prior-year period. Adjusted net income was $40.2 million compared to $38.9 million in the prior-year period.

•Adjusted EBITDA declined 8.8% to $195.6 million compared to $214.4 million in the prior-year period. The decrease was primarily due to lower volume and pricing.

•Adjusted EBITDA margin declined 210 basis points to 37.6% compared with 39.7% in the prior-year period, primarily due to higher costs related to sales of rental equipment in the quarter.

Full Year 2020 Highlights

•Equipment rental revenue was $1,543.7 million compared to $1,701.8 million in the comparable prior-year period. The 9.3%, or $158.1 million decline, was primarily due to lower volume related to the impact of COVID-19.

•Total revenues were $1,781.3 million compared to $1,999.0 million in the prior-year period. The economic slowdown related to the COVID-19 pandemic impacted all of the Company's revenue streams in 2020. Lower equipment rental revenue and sales of rental equipment were the primary factors contributing to the 10.9%, or $217.7 million, decline compared to the prior-year period.

•Pricing increased 0.1% compared to the same period in 2019.

•Dollar utilization was 36.1% compared with 38.7% in the prior year, primarily a result of lower volume and mix.

•DOE fell 10.6%, or $81.9 million, to $689.2 million compared to the prior-year period. The decline was primarily related to lower transportation, re-rent, and maintenance expense, as well as lower personnel-related expense as a result of furloughs and lower overtime expense.

•SG&A decreased 12.7% to $257.4 million compared to $294.8 million in the prior-year period. The $37.4 million decline was primarily attributed to reductions in selling and travel expenses, as well as lower bad debt expense due to continued improvement in collections.

•The Company recorded restructuring expense of $0.7 million primarily related to personnel reductions compared with $7.7 million in the prior-year period associated with closures of underperforming branches.

•Impairment expense was $15.4 million and consisted of partial impairment of a long-term receivable related to the sale of a former joint venture, the impairment of certain rental equipment and capitalized software related to financial systems, assets related to the closure of two branch locations in 2019, and the sale of two locations in 2020. Impairment expense of $5.1 million in 2019 was primarily related to certain international assets that were deemed held for sale as of December 31, 2019.

•Interest expense decreased to $92.6 million compared to $173.5 million in the prior-year period. The decrease was primarily related to the $53.6 million debt extinguishment expense in 2019, lower average outstanding balances on the Company's ABL Credit Facility, and lower interest rates on the Company's ABL Credit Facility and 2027 Notes in 2020.

•Income tax provision was $20.4 million compared with $16.1 million in the prior-year period.

•The Company reported net income of $73.7 million, or $2.51 per diluted share, compared to $47.5 million, or $1.63 per diluted share, in the prior-year period. Adjusted net income was $88.5 million, or $3.01 per diluted share, compared to $91.6 million, or $3.15 per diluted share, in the prior-year period.

•Adjusted EBITDA declined 7.0% to $689.4 million compared to $741.0 million in the prior-year period. The decline was primarily due to lower volume.

•Adjusted EBITDA margin increased 160 basis points to 38.7% compared to 37.1% in the prior-year period.

Capital Expenditures - Fleet

•The Company reported net rental equipment capital expenditures of $151.6 million for 2020. Gross rental equipment capital expenditures were $344.1 million compared with $638.4 million in the comparable prior-year period. Proceeds from disposals were $192.5 million compared to $224.2 million last year. See page A-5 for the calculation of net rental equipment capital expenditures.

•As of December 31, 2020, the Company's total fleet was approximately $3.59 billion at OEC.

•Average fleet at OEC decreased year-over-year by 6.0% in the fourth quarter and by 2.4% for the full year compared to the prior-year periods.

•Average fleet age was 46 months as of December 31, 2020 compared to 45 months in the comparable prior-year period.

Disciplined Capital Management

•The Company generated $424.5 million in free cash flow in 2020, compared with $176.2 million in the same period in 2019.

•Cash and cash equivalents were $33.0 million and unused commitments under the ABL Credit Facility and AR Facility contributed to $1.4 billion of liquidity as of December 31, 2020.

Net debt was $1.7 billion as of December 31, 2020, with net leverage of 2.4x compared to 2.8x in the same prior-year period in 2019.

•The Company also updated its targeted net leverage range to 2.0x to 3.0x from the previous range of 2.5x to 3.5x.

Outlook for 2021

The Company reported 2021 guidance ranges of:

Adjusted EBITDA:	$730 million to $760 million
Net rental equipment capital expenditures:	$400 million to $450 million

"Our goal for 2021 adjusted EBITDA is to exceed 2019 profitability levels," said Silber. "As we announced in January, we completed our first multi-location acquisition since going public. We intend to carefully invest in fleet and add locations in high growth urban markets to accelerate our top-line growth while continuing to control expenses," he added.
Earnings Call and Webcast Information

Herc Holdings' fourth quarter 2020 earnings webcast will be held today at 8:30 a.m. U.S. Eastern Time. Interested U.S. parties may call +1-877-883-0383 and international participants should call 1-412-902-6506, using the access code: 8030644. Please dial in at least 10 minutes before the call start time to ensure that you are connected to the call and to register your name and company.

Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the Events and Presentations tab of the Investor Relations section of the Company's website at IR.HercRentals.com. The press release and presentation slides for the call will be posted to this section of the website prior to the call.

A replay of the conference call will be available via webcast on the company website at IR.HercRentals.com, where it will be archived for 90 days after the call. A telephonic replay will be available for one week. To listen to the archived call by telephone, U.S. participants should dial +1-877-344-7529 and international participants 1-412-317-0088 and enter the conference ID number: 10149774.
About Herc Holdings Inc.

Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is one of the leading equipment rental suppliers with 277 locations in North America. With over 55 years of experience, we are a full-line equipment rental supplier offering a broad portfolio of equipment for rent. Our classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, compaction and lighting. Our equipment rental business is supported by ProSolutionsR, our industry-specific solutions-based services, which includes power generation, climate control, remediation and restoration, and studio and production equipment, and our ProContractor professional grade tools. Our product offerings and services are aimed at helping customers work more efficiently, effectively and safely. The Company has approximately 4,800 employees who equip our customers and communities to build a brighter future. Herc Holdings’ 2020 total revenues were approximately $1.8 billion. All references to “Herc Holdings” or the “Company” in this press release refer to Herc Holdings Inc. and its subsidiaries, unless otherwise indicated. For more information on Herc Holdings and its products and services, visit: www.HercRentals.com.

Certain Additional Information

In this release we refer to the following operating measures:
•Dollar utilization: calculated by dividing rental revenue by the average OEC of the equipment fleet for the relevant time period, based on the guidelines of the American Rental Association (ARA).

•OEC: original equipment cost based on the guidelines of the ARA, which is calculated as the cost of the asset at the time it was first purchased plus additional capitalized refurbishment costs (with the basis of refurbished assets reset at the refurbishment date).

Forward-Looking Statements
This press release includes forward-looking statements as that term is defined by the federal securities laws, including statements concerning our business plans and strategy, projected profitability, performance or cash flows, future capital expenditures, our growth strategy, anticipated financing needs, business trends, the impact of and our response to COVID-19, liquidity and capital management and other information that is not historical information. Forward looking statements are generally identified by the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," and future or conditional verbs, such as "will," "should," "could" or "may," as well as variations of such words or similar expressions. All forward-looking statements are based upon our current expectations and various assumptions and, there can be no assurance that our current expectations will be achieved. They are subject to future events, risks and uncertainties - many of which are beyond our control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Further information on the risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and in our other SEC filings. We undertake no obligation to update or revise forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.
Information Regarding Non-GAAP Financial Measures
In addition to results calculated according to accounting principles generally accepted in the United States (“GAAP”), the Company has provided certain information in this release that is not calculated according to GAAP (“non-GAAP”), such as EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per diluted common share and free cash flow. Management uses these non-GAAP measures to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company’s performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For the definitions of these terms, further information about management’s use of these measures as well as a reconciliation of these non-GAAP measures to the most comparable GAAP financial measures, please see the supplemental schedules that accompany this release.
(See Accompanying Tables)

HERC HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Revenues:
Equipment rental	$427.3	$457.0	$1,543.7	$1,701.8
Sales of rental equipment	81.8	71.0	198.5	242.8
Sales of new equipment, parts and supplies	8.0	9.9	28.2	44.0
Service and other revenue	3.3	2.2	10.9	10.4
Total revenues	520.4	540.1	1,781.3	1,999.0
Expenses:
Direct operating	185.9	195.8	689.2	771.1
Depreciation of rental equipment	100.2	105.5	403.9	409.1
Cost of sales of rental equipment	85.3	73.0	203.6	243.2
Cost of sales of new equipment, parts and supplies	5.9	7.5	20.5	33.3
Selling, general and administrative	69.8	73.6	257.4	294.8
Restructuring	—	(0.1)	0.7	7.7
Impairment	5.9	4.4	15.4	5.1
Interest expense, net	22.5	27.1	92.6	173.5
Other expense (income), net	(0.1)	0.1	3.9	(2.4)
Total expenses	475.4	486.9	1,687.2	1,935.4
Income before income taxes	45.0	53.2	94.1	63.6
Income tax provision	(9.5)	(18.1)	(20.4)	(16.1)
Net income	$35.5	$35.1	$73.7	$47.5
Weighted average shares outstanding:
Basic	29.2	28.8	29.1	28.7
Diluted	29.8	29.3	29.4	29.1
Earnings per share:
Basic	$1.22	$1.22	$2.53	$1.66
Diluted	$1.19	$1.20	$2.51	$1.63

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$33.0	$33.0
Receivables, net of allowance	301.2	306.7
Other current assets	32.9	60.0
Total current assets	367.1	399.7
Rental equipment, net	2,260.4	2,490.0
Property and equipment, net	290.4	311.8
Right-of-use lease assets	255.9	207.3
Goodwill and intangible assets, net	396.4	385.1
Other long-term assets	18.2	23.1
Total assets	$3,588.4	$3,817.0

LIABILITIES AND EQUITY
Current maturities of long-term debt and financing obligations	$15.8	$30.4
Current maturities of operating lease liabilities	32.1	30.5
Accounts payable	125.8	126.5
Accrued liabilities	154.3	135.7
Total current liabilities	328.0	323.1
Long-term debt, net	1,651.5	2,051.5
Financing obligations, net	114.5	117.6
Operating lease liabilities	234.1	182.2
Deferred tax liabilities	474.0	459.3
Other long-term liabilities	44.3	39.0
Total liabilities	2,846.4	3,172.7
Total equity	742.0	644.3
Total liabilities and equity	$3,588.4	$3,817.0

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Years Ended December 31,
	2020	2019
Cash flows from operating activities:
Net income	$73.7	$47.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of rental equipment	403.9	409.1
Depreciation of property and equipment	54.5	54.0
Amortization of intangible assets	8.0	7.0
Amortization of deferred debt and financing obligations costs	3.4	5.2
Loss on extinguishment of debt	—	53.6
Stock-based compensation charges	16.4	19.5
Restructuring	—	5.5
Impairment	15.4	5.1
Provision for receivables allowance	31.4	48.2
Deferred taxes	11.9	10.7
Loss on sale of rental equipment	5.1	0.4
Other	4.7	(1.8)
Changes in assets and liabilities:
Receivables	(24.6)	(38.3)
Other assets	(7.9)	4.1
Accounts payable	(6.4)	(12.9)
Accrued liabilities and other long-term liabilities	21.4	18.7
Net cash provided by operating activities	610.9	635.6
Cash flows from investing activities:
Rental equipment expenditures	(344.1)	(638.4)
Proceeds from disposal of rental equipment	192.5	224.2
Non-rental capital expenditures	(41.4)	(56.9)
Proceeds from disposal of property and equipment	6.6	7.7
Acquisitions	(45.6)	(4.2)
Proceeds from disposal of business	24.5	—
Other investing activities, net	—	4.0
Net cash used in investing activities	(207.5)	(463.6)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	1,200.0
Repayments of long-term debt	—	(864.5)
Proceeds from revolving lines of credit and securitization	528.0	1,230.0
Repayments on revolving lines of credit and securitization	(924.7)	(1,664.8)
Proceeds from financing obligations	—	4.7
Principal payments under capital lease and financing obligations	(13.9)	(17.2)
Debt redemption premium payment	—	(41.5)
Other financing activities, net	4.6	(13.8)
Net cash used in financing activities	(406.0)	(167.1)
Effect of foreign exchange rate changes on cash and cash equivalents	2.6	0.3
Net increase (decrease) in cash and cash equivalents during the period	—	5.2
Cash and cash equivalents cash at beginning of period	33.0	27.8
Cash and cash equivalents at end of period	$33.0	$33.0

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA AND ADJUSTED EBITDA RECONCILIATIONS
Unaudited
(In millions)

EBITDA and adjusted EBITDA - EBITDA represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of merger and acquisition related costs, restructuring and restructuring related charges, spin-off costs, non-cash stock-based compensation charges, loss on extinguishment of debt (which is included in interest expense, net), impairment charges, gain (loss) on the disposal of a business and certain other items. EBITDA and adjusted EBITDA do not purport to be alternatives to net income as an indicator of operating performance. Additionally, neither measure purports to be an alternative to cash flows from operating activities as a measure of liquidity, as they do not consider certain cash requirements such as interest payments and tax payments.

Adjusted EBITDA Margin - Adjusted EBITDA Margin, calculated by dividing Adjusted EBITDA by Total Revenues, is a commonly used profitability ratio.

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Net income	$35.5	$35.1	$73.7	$47.5
Income tax provision	9.5	18.1	20.4	16.1
Interest expense, net	22.5	27.1	92.6	173.5
Depreciation of rental equipment	100.2	105.5	403.9	409.1
Non-rental depreciation and amortization	15.5	16.5	62.5	61.0
EBITDA	183.2	202.3	653.1	707.2
Restructuring	—	(0.1)	0.7	7.7
Spin-Off costs	0.2	(0.2)	0.6	0.5
Non-cash stock-based compensation charges	6.1	7.0	16.4	19.5
Loss on disposal of business	—	—	2.8	—
Impairment	5.9	4.4	15.4	5.1
Other(1)	0.2	1.0	0.4	1.0
Adjusted EBITDA	$195.6	$214.4	$689.4	$741.0

Total revenues	$520.4	$540.1	$1,781.3	$1,999.0
Adjusted EBITDA	$195.6	$214.4	$689.4	$741.0
Adjusted EBITDA margin	37.6%	39.7%	38.7%	37.1%
(1) Comprised primarily of a cash separation benefit paid to our former Chief Operating Officer as part of a separation agreement for the year ended December 31, 2019.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER DILUTED SHARE
Unaudited
(In millions)

Adjusted Net Income and Adjusted Earnings Per Diluted Share - Adjusted Net Income represents the sum of net income (loss), restructuring and restructuring related charges, spin-off costs, loss on extinguishment of debt, impairment charges, gain (loss) on the disposal of a business and certain other items. Adjusted Earnings per Diluted Share represents Adjusted Net Income divided by diluted shares outstanding. Adjusted Net Income and Adjusted Earnings Per Diluted Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business.

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Net income	$35.5	$35.1	$73.7	$47.5
Loss on extinguishment of debt	—	—	—	53.6
Restructuring	—	(0.1)	0.7	7.7
Impairment	5.9	4.4	15.4	5.1
Loss on disposal of business	—	—	2.8	—
Spin-off costs	0.2	(0.2)	0.6	0.5
Other(1)	0.2	1.0	0.4	1.0
Tax impact of adjustments(2)	(1.6)	(1.3)	(5.1)	(23.8)
Adjusted net income	$40.2	$38.9	$88.5	$91.6

Diluted shares outstanding	29.8	29.3	29.4	29.1

Adjusted earnings per diluted share	$1.35	$1.33	$3.01	$3.15
(1) Comprised primarily of a cash separation benefit paid to our former Chief Operating Officer as part of a separation agreement for three months and the year ended December 31, 2019.
(2) The tax rate applied for adjustments is 25.7% and reflects the statutory rates in the applicable entities. Additionally, the tax benefit of $6.3 million recognized during the year ended December 31, 2019 related to the debt transactions.

NET RENTAL EQUIPMENT CAPITAL EXPENDITURES
(In millions)

	Years Ended December 31,
	2020	2019
Rental equipment expenditures	$344.1	$638.4
Proceeds from disposal of rental equipment	(192.5)	(224.2)
Net rental equipment capital expenditures	$151.6	$414.2

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
FREE CASH FLOW
Unaudited
(In millions)

Free cash flow represents net cash provided by (used in) operating activities less rental equipment expenditures and non-rental capital expenditures, plus proceeds from disposal of rental equipment, proceeds from disposal of property and equipment, and other investing activities. Free cash flow is used by management in analyzing the Company’s ability to service and repay its debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

	Years Ended December 31,
	2020	2019
Net cash provided by operating activities	$610.9	$635.6

Rental equipment expenditures	(344.1)	(638.4)
Proceeds from disposal of rental equipment	192.5	224.2
Net rental equipment expenditures	(151.6)	(414.2)

Non-rental capital expenditures	(41.4)	(56.9)
Proceeds from disposal of property and equipment	6.6	7.7
Other	—	4.0
Free cash flow	$424.5	$176.2